                              ARBOURS OF HERMITAGE
                              6001 OLD HICKORY ROAD
                              HERMITAGE, TENNESSEE

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 5, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: ARBOURS OF HERMITAGE
    6001 OLD HICKORY ROAD
    HERMITAGE, DAVIDSON COUNTY, TENNESSEE

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 350 units with a total of 386,100 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 28.01 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 96% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 5, 2003 is:

                                  ($15,000,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
#053272 Managing Principal, Real Estate Group Tennessee Temporary Practice Permit #00053573

Report By:
Daniel Salcedo
Tennessee Temporary Practice Permit #00053558

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .......................................................      4
Introduction ............................................................      9
Area Analysis ...........................................................     11
Market Analysis .........................................................     14
Site Analysis ...........................................................     16
Improvement Analysis ....................................................     16
Highest and Best Use ....................................................     17

                                    VALUATION

Valuation Procedure .....................................................     18
Sales Comparison Approach ...............................................     20
Income Capitalization Approach ..........................................     26
Reconciliation and Conclusion ...........................................     38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:               Arbours of Hermitage
LOCATION:                    6001 Old Hickory Road
                             Hermitage, Tennessee

INTENDED USE OF ASSIGNMENT:  Court Settlement
PURPOSE OF APPRAISAL:        "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:          Fee simple estate

DATE OF VALUE:               May 5, 2003
DATE OF REPORT:              June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
    Size:                    28.01 acres, or 1,220,116 square feet
    Assessor Parcel No.:     128-00-0-099
    Floodplain:              Community Panel No. 47037C0308F (April 20, 2001)
                             Flood Zone X, an area outside the floodplain.
    Zoning:                  RM-15 (Medium to High Density Apartment District)

BUILDING:
    No. of Units:            350 Units
    Total NRA:               386,100 Square Feet
    Average Unit Size:       1,103 Square Feet
    Apartment Density:       12.5 units per acre
    Year Built:              1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                      Market Rent
                       Square   -----------------------    Monthly       Annual
Unit Type               Feet     Per Unit      Per SF       Income       Income
---------------------------------------------------------------------------------
1Br/1Ba -1A10             770   $      530   $     0.69   $   38,160   $  457,920
1Br/1.5Ba -1B15           750   $      530   $     0.71   $   20,140   $  241,680
2Br/1.5Ba - 2A15        1,110   $      600   $     0.54   $   48,000   $  576,000
2Br/2Ba - 2A20          1,270   $      675   $     0.53   $   32,400   $  388,800
2Br/2Ba -2B20           1,325   $      700   $     0.53   $   44,800   $  537,600
3Br/2Ba - 3A20          1,325   $      720   $     0.54   $   11,520   $  138,240
3Br/2.5Ba -3A25         1,450   $      750   $     0.52   $   24,000   $  288,000
---------------------------------------------------------------------------------
                                                  Total   $  219,020   $2,628,240
=================================================================================

OCCUPANCY:                   96%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

ECONOMIC LIFE:               45 Years
EFFECTIVE AGE:               20 Years
REMAINING ECONOMIC LIFE:     25 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[UNIT TYPE FACADE PICTURE]                                   [UNIT TYPE PICTURE]

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:
    As Vacant:               Hold for future multi-family development
    As Improved:             Continuation as its current use

METHOD OF VALUATION:         In this instance, the Sales Comparison and Income
                             Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                          Amount                $/Unit
                                          ------                ------
DIRECT CAPITALIZATION
Potential Rental Income                 $2,628,240          $7,509
Effective Gross Income                  $2,782,078          $7,949
Operating Expenses                      $1,232,854          $3,522          44.3% of EGI
Net Operating Income:                   $1,461,724          $4,176

Capitalization Rate                     9.75%
DIRECT CAPITALIZATION VALUE             $15,000,000 *       $42,857 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                          10 years
2002 Economic Vacancy                   7%
Stabilized Vacancy & Collection Loss:   5%
Lease-up / Stabilization Period         N/A
Terminal Capitalization Rate            10.75%
Discount Rate                           12.50%
Selling Costs                           2.00%
Growth Rates:
    Income                              3.00%
    Expenses:                           3.00%
DISCOUNTED CASH FLOW VALUE              $15,100,000 *       $43,143 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $15,000,000         $42,857 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
    Range of Sales $/Unit (Unadjusted)  $17,808 to $78,415
    Range of Sales $/Unit (Adjusted)    $36,507 to $47,049
VALUE INDICATION - PRICE PER UNIT       $15,400,000 *       $44,000 / UNIT

EGIM ANALYSIS
    Range of EGIMs from Improved Sales  4.64 to 6.66
    Selected EGIM for Subject           5.50
    Subject's Projected EGI             $2,782,078
EGIM ANALYSIS CONCLUSION                $15,300,000 *       $43,714 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        $15,800,000 *       $45,143 / UNIT

RECONCILED SALES COMPARISON VALUE       $15,400,000         $44,000 / UNIT

------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
    Price Per Unit                      $15,400,000
    NOI Per Unit                        $15,800,000
    EGIM Multiplier                     $15,300,000
INDICATED VALUE BY SALES COMPARISON     $15,400,000         $44,000 / UNIT

INCOME APPROACH:
    Direct Capitalization Method:       $15,000,000
    Discounted Cash Flow Method:        $15,100,000
INDICATED VALUE BY THE INCOME APPROACH  $15,000,000         $42,857 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:    $15,000,000         $42,857 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 6001 Old Hickory Road, Hermitage, Davidson County, Tennessee. Hermitage identifies it as 128-00-0-099.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Daniel Salcedo on May 5, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Daniel Salcedo performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Daniel Salcedo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 5, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

    MARKETING PERIOD:                   6 to 12 months
    EXPOSURE PERIOD:                    6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Hermitage, Tennessee. Overall, the neighborhood is characterized as an urban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Old Hickory Road
West  - SR-70
South - SR-70
North - I-40

MAJOR EMPLOYERS

Major employers in the subject's area include ComPlus, Concentra, Staurn Corporation, Gaylord Entertainment, Nissan Motor Manufacturing Corporation, Kroger Company, Reemay Inc., United Parcel Service, First American National Bank, Shoney's Inc., BellSouth, Inter City Pro Corporation, NationsBank, and Bridgestone/Firestone. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                            NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                             ------------------------------------------
CATEGORY                     1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS        MSA
--------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  6,828         35,076         71,257      1,275,686
5-Year Population                   7,808         38,807         77,356      1,391,452
% Change CY-5Y                       14.4%          10.6%           8.6%           9.1%
Annual Change CY-5Y                   2.9%           2.1%           1.7%           1.8%

HOUSEHOLDS
Current Households                  3,604         15,284         29,882        499,284
5-Year Projected Households         4,237         17,214         33,018        550,820
% Change CY - 5Y                     17.6%          12.6%          10.5%          10.3%
Annual Change CY-5Y                   3.5%           2.5%           2.1%           2.1%

INCOME TRENDS
Median Household Income      $     44,485   $     47,447   $     51,976   $     45,328
Per Capita Income            $     27,824   $     23,883   $     24,245   $     23,901
Average Household Income     $     55,361   $     54,829   $     57,734   $     61,067

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                AREA
                             ------------------------------------------
CATEGORY                     1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS    MSA
--------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         65.40%         41.82%         32.49%      31.23%
5-Year Projected % Renting      65.53%         41.00%         31.78%      30.53%

% of Households Owning          27.13%         50.50%         61.09%      61.72%
5-Year Projected % Owning       27.66%         51.83%         62.19%      62.91%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Sawyer Brown Road
South - Single family residence
East  - Cross Timbers Road
West  - Hicks Road

CONCLUSIONS

The subject is well located within the city of Hermitage. The neighborhood is characterized as being mostly urban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                 MARKET ANALYSIS

The subject property is located in the city of Hermitage in Davidson County. The overall pace of development in the subject's market is more or less decreasing. Based on our site inspection of the market area, there was no evidence of additional development for multifamily use. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                                Region                           Submarket
--------------------------------------------------------------------------------
1997                                   5.5%                              5.0%
1998                                   6.7%                              6.0%
1999                                   5.9%                              7.0%
2000                                   5.9%                              7.9%
2001                                   8.3%                              8.6%
2002                                   8.0%                              8.0%

Source: Greater Nashville Apartment Association

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Occupancy in the subject's market area is expected to be around 94.0% in average. Any expected changes are caused by the short time fluctuations derived from the current economic situation affecting the local, regional and national markets.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period              Region           % Change         Submarket         % Change
--------------------------------------------------------------------------------
1996                 $583                -              $735                -
1997                 $604              3.6%             $760              3.4%
1998                 $634              5.0%             $769              1.2%
1999                 $647              2.1%             $784              2.0%
2000                 $667              3.1%             $796              1.5%
2001                 $677              1.5%             $814              2.3%
2002                 $685              1.2%             $820              0.7%

Source: Greater Nashville Apartment Association

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                   COMPETITIVE PROPERTIES

  No.     Property Name                 Units    Ocpy.   Year Built          Proximity to subject
-------------------------------------------------------------------------------------------------------------
  R-1     Creekstone                     316      93%       1986       Approx. 3.5 miles west of subject
  R-2     Spinnaker Cove                 278      94%       1986       Approx. 0.2 miles northwest of subject
  R-3     Burning Tree                   280      95%       1978       Approx. 0.8 miles north of subject
  R-4     Lincoya Bay                    180      94%       1974       Approx. 2.9 miles southwest of subject
  R-5     Park at Hermitage              440      94%       1986       Approx. 0.2 miles north of subject
=============================================================================================================
Subject   Arbours of Hermitage           350      96%       1972
=============================================================================================================

Rental rates are expected to stabilize.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                              PROPERTY DESCRIPTION

SITE ANALYSIS
 Site Area                   28.01 acres, or 1,220,116 square feet
 Shape                       Irregular
 Topography                  Slightly slope
 Utilities                   All necessary utilities are available to the site.
 Soil Conditions             Stable
 Easements Affecting Site    None other than typical utility easements
 Overall Site Appeal         Average
 Flood Zone:
  Community Panel            47037C0308F, dated April 20, 2001
  Flood Zone                 Zone X
 Zoning                      RM-15, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                         ASSESSED VALUE - 2002
                 -------------------------------------   TAX RATE /   PROPERTY
PARCEL NUMBER      LAND        BUILDING       TOTAL      MILL RATE      TAXES
------------------------------------------------------------------------------
 128-00-0-099    $560,000     $4,446,920    $5,006,920    0.03840     $192,266
==============================================================================

IMPROVEMENT ANALYSIS
 Year Built                  1972
 Number of Units             350
 Net Rentable Area           386,100 Square Feet
 Construction:
  Foundation                 Concrete block wall
  Frame                      Heavy or light wood
  Exterior Walls             Brick or masonry
  Roof                       Composition shingle over a wood truss structure
 Project Amenities           Amenities at the subject include a swimming pool,
                             tennis court, gym room, meeting hall, laundry room,
                             business office, boat storage, and parking area.
 Unit Amenities              Individual unit amenities include a balcony,
                             fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

Unit Mix:

                                       Unit Area
   Unit Type       Number of Units     (Sq. Ft.)
------------------------------------------------
1Br/1Ba   -1A10          72                770
1Br/1.5Ba -1B15          38                750
2Br/1.5Ba - 2A15         80              1,110
2Br/2Ba   - 2A20         48              1,270
2Br/2Ba   -2B20          64              1,325
3Br/2Ba   - 3A20         16              1,325
3Br/2.5Ba -3A25          32              1,450

Overall Condition                        Average
Effective Age                            20 years
Economic Life                            45 years
Remaining Economic Life                  25 years
Deferred Maintenance                     None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 350-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                      COMPARABLE                   COMPARABLE
            DESCRIPTION                      SUBJECT                     I - 1                       I - 2
-----------------------------------------------------------------------------------------------------------------------
  Property Name                      Arbours of Hermitage     Alta Lake                   Colonnade
LOCATION:
  Address                            6001 Old Hickory Road    3960 Bell Road              4100 Central Pike

  City, State                        Hermitage, Tennessee     Hermitage, TN               Nashville, TN
  County                             Davidson                 Davidson                    Davidson
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             386,100                  360,144                     259,776
  Year Built                         1972                     2001                        1985
  Number of Units                    350                      366                         352
  Unit Mix:                             Type           Total     Type              Total       Type              Total
                                     1Br/1Ba -1A10      72    1Br/1Ba               189   1Br/1Ba                 108
                                     1Br/1.5Ba -1B15    38    2Br/2Ba               129   2Br/2Ba                 156
                                     2Br/1.5Ba - 2A15   80    3Br/2Ba                48   3Br/2Ba                  24
                                     2Br/2Ba - 2A20     48
                                     2Br/2Ba -2B20      64
                                     3Br/2Ba - 3A20     16
                                     3Br/2.5Ba -3A25    32
  Average Unit Size (SF)             1,103                    984                         738
  Land Area (Acre)                   28.0100                  31.1500                     13.4800
  Density (Units/Acre)               12.5                     11.7                        26.1
  Parking Ratio (Spaces/Unit)        2.20                     2.50                        2.20
  Parking Type (Gr., Cov., etc.)     Open                     Open, Caroport/Garage       Open, Carport/Garage
CONDITION:                           Good                     Good                        Good
APPEAL:                              Average                  Good                        Good
AMENITIES:
  Pool/Spa                           Yes/No                   Yes/No                      Yes/No
  Gym Room                           Yes                      Yes                         Yes
  Laundry Room                       Yes                      Yes                         No
  Secured Parking                    No                       Yes                         Yes
  Sport Courts                       Yes                      No                          No
  Washer/Dryer Connection            Yes                      Yes                         Yes
  Storage (Boat)                     Yes                      Yes                         Yes

OCCUPANCY:                           96%                      94%                         95%
TRANSACTION DATA:
  Sale Date                                                   April, 2002                 January, 1999
  Sale Price ($)                                              $28,700,000                 $17,420,000
  Grantor                                                     Wood Partners               Nashville 2 Central Pike Apts
                                                                                          LP
  Grantee                                                     USB Realty Investors        United Dominion Realty Trust
  Sale Documentation                                          Deed -20020611-00771164     Deed-00011288-0000152
  Verification                                                Bair Carroll                Brian Houchin
  Telephone Number                                            615,874,2400                615,391,2232
ESTIMATED PRO-FORMA:                                            Total $   $/Unit   $/SF     Total $    $/Unit    $/SF
  Potential Gross Income                                       $5,214,312 $14,247 $14.48   $2,753,760  $7,823   $10.60
  Vacancy/Credit Loss                                          $  365,002 $   997 $ 1.01   $  137,688  $  391   $ 0.53
  Effective Gross Income                                       $4,849,310 $13,249 $13.46   $2,616,072  $7,432   $10.07
  Operating Expenses                                           $2,128,210 $ 5,815 $ 5.91   $1,067,200  $3,032   $ 4.11
  Net Operating Income                                         $2,721,100 $ 7,435 $ 7.56   $1,548,872  $4,400   $ 5.96
NOTES:                                                        Overall Superior            Overall Superior

  PRICE PER UNIT                                                        $ 78,415                     $49,489
  PRICE PER SQUARE FOOT                                                 $  79.69                     $ 67.06
  EXPENSE RATIO                                                             43.9%                       40.8%
  EGIM                                                                      5.92                        6.66
  OVERALL CAP RATE                                                          9.48%                       8.89%

Cap Rate based on Pro Forma or Actual Income?                          PRO FORMA                   PRO FORMA


                                                     COMPARABLE                   COMPARABLE                     COMPARABLE
            DESCRIPTION                                 I - 3                       I - 4                           I - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                             Hermitage Gardens             Berkley Ridge (Summittree)    Waterford Landing Hermitage
LOCATION:
  Address                                   4701 Old Hickory Blvd         308 Plus Park Blvd            5901 Old Hickory Blvd

  City, State                               Nashville, TN                 Nashville, TN                 Hermitae, TN
  County                                    Davidson                      Davidson                      Davidson
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                    66,868                        227,408                       200,008
  Year Built                                1962                          1972                          1998
  Number of Units                           73                            244                           184
  Unit Mix:                                   Type                 Total   Type                  Total   Type                  Total
                                            1Br/1Ba                  25   1Br/1Ba                  90   1Br/1Ba                  76
                                            2Br/1Ba                  48   2Br/2Ba                 130   2Br/2Ba                  82
                                                                          3Br/2Ba                  24   3Br/2Ba                  26
  Average Unit Size (SF)                    916                           932                           1,087
  Land Area (Acre)                          3.0300                        18.1100                       14.9600
  Density (Units/Acre)                      24.1                          13.5                          12.3
  Parking Ratio (Spaces/Unit)               2.00                          2.80                          2.00
  Parking Type (Gr., Cov., etc.)            Open                          Open                          Open

CONDITION:                                  Fair                          Average                       Average
APPEAL:                                     Fair                          Average                       Average
AMENITIES:
  Pool/Spa                                  Yes/No                        Yes/No                        Yes/No
  Gym Room                                  No                            No                            No
  Laundry Room                              Yes                           Yes                           Yes
  Secured Parking                           No                            No                            Yes
  Sport Courts                              No                            No                            No
  Washer/Dryer Connection                   Yes                           No                            Yes
  Storage (Boat)                            No                            No                            Yes
OCCUPANCY:                                  90%                           90%                           94%
TRANSACTION DATA:
  Sale Date                                 October, 2001                 June, 2001                    June, 2002
  Sale Price ($)                            $1,300,000                    $6,550,000                    $10,200,000
  Grantor                                   N/A                           N/A                           N/A
  Grantee                                   Hermitage Garden Apartments   RCP Summitree LLC             Waterford Landing-Hermitage
                                            LP                                                          LP
  Sale Documentation                        Deed-20011029-011773          Deed-20010619-0064950         Deed-20020626-0077077
  Verification                              Bruce Graustein               Ellen Parker                  Tabbetha Moller
  Telephone Number                          615.883.6861                  615.360.6004                  615.884.9948
ESTIMATED PRO-FORMA:                           Total $   $/Unit    $/SF      Total $  $/Unit    $/SF       Total $   $/Unit    $/SF
  Potential Gross Income                     $  311,111 $ 4,262    $4.65   $1,384,205 $5,673    $6.09    $1,941,769  $10,553   $9.71
  Vacancy/Credit Loss                        $   31,111 $   426    $0.47   $  138,421 $  567    $0.61    $  116,506  $   633   $0.58
  Effective Gross Income                     $  280,000 $ 3,836    $4.19   $1,245,784 $5,106    $5.48    $1,825,263  $ 9,920   $9.13
  Operating Expenses                         $  152,650 $ 2,091    $2.28   $  671,434 $2,752    $2.95    $  830,863  $ 4,516   $4.15
  Net Operating Income                       $  127,350 $ 1,745    $1.90   $  574,350 $2,354    $2.53    $  994,400  $ 5,404   $4.97
NOTES:                                      Overall Inferior              Overall Slightly Inferior     Overall Comparable
  PRICE PER UNIT                                      $ 17,808                      $26,844                         $55,435
  PRICE PER SQUARE FOOT                               $  19.44                      $ 28.80                         $ 51.00
  EXPENSE RATIO                                           54.5%                        53.9%                           45.5%
  EGIM                                                    4.64                         5.26                            5.59
  OVERALL CAP RATE                                        9.80%                        8.77%                           9.75%

Cap Rate based on Pro Forma or Actual Income?        PRO FORMA                    PRO FORMA                       PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $17,808 to $78,415 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $36,507 to $47,049 per unit with a mean or average adjusted price of $43,574 per unit. The median adjusted price is $44,348 per unit. Based on the following analysis, we have concluded to a value of $44,000 per unit, which results in an "as is" value of $15,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

SALES ADJUSTMENT GRID

                                                                   COMPARABLE                   COMPARABLE
            DESCRIPTION                     SUBJECT                   I - 1                        I - 2
-----------------------------------------------------------------------------------------------------------------
  Property Name                      Arbours of Hermitage   Alta Lake                  Colonnade

  Address                            6001 Old Hickory Road  3960 Bell Road             4100 Central Pike

  City                               Hermitage, Tennessee   Hermitage, TN              Nashville, TN
  Sale Date                                                 April, 2002                January, 1999
  Sale Price ($)                                            $28,700,000                $17,420,000
  Net Rentable Area (SF)             386,100                360,144                    259,776
  Number of Units                    350                    366                        352
  Price Per Unit                                            $78,415                    $49,489
  Year Built                         1972                   2001                       1985
  Land Area (Acre)                   28.0100                31.1500                    13.4800
VALUE ADJUSTMENTS                       DESCRIPTION            DESCRIPTION       ADJ.     DESCRIPTION        ADJ.
  Property Rights Conveyed           Fee Simple Estate      Fee Simple Estate     0%   Fee Simple Estate      0%
  Financing                                                 Cash To Seller        0%   Cash To Seller         0%
  Conditions of Sale                                        Arm's Length          0%   Arm's Length           0%
  Date of Sale (Time)                                       04-2002               0%   01-1999                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                               $78,415                    $49,489
  Location                                                  Superior            -10%   Comparable             0%
  Number of Units                    350                    366                   0%   352                    0%
  Quality / Appeal                   Good                   Superior            -15%   Comparable             0%
  Age / Condition                    1972                   2001 / Good         -15%   1985 / Good          -10%
  Occupancy at Sale                  96%                    94%                   0%   95%                    0%
  Amenities                          Good                   Comparable            0%   Comparable             0%
  Average Unit Size (SF)             1,103                  984                   0%   738                    5%

PHYSICAL ADJUSTMENT                                                             -40%                         -5%

FINAL ADJUSTED VALUE ($/UNIT)                                        $47,049                     $47,014


                                             COMPARABLE                 COMPARABLE                    COMPARABLE
            DESCRIPTION                         I - 3                      I - 4                         I - 5
------------------------------------------------------------------------------------------------------------------------
  Property Name                      Hermitage Gardens          Berkley Ridge (Summittree)   Waterford Landing Hermitage

  Address                            4701 Old Hickory Blvd      308 Plus Park Blvd           5901 Old Hickory Blvd

  City                               Nashville, TN              Nashville, TN                Hermitae, TN
  Sale Date                          October, 2001              June, 2001                   June, 2002
  Sale Price ($)                     $1,300,000                 $6,550,000                   $10,200,000
  Net Rentable Area (SF)             66,868                     227,408                      200,008
  Number of Units                    73                         244                          184
  Price Per Unit                     $17,808                    $26,844                      $55,435
  Year Built                         1962                       1972                         1998
  Land Area (Acre)                   3.0300                     18.1100                      14.9600
VALUE ADJUSTMENTS                       DESCRIPTION       ADJ.      DESCRIPTION        ADJ.     DESCRIPTION         ADJ.
  Property Rights Conveyed           Fee Simple Estate     0%   Fee Simple Estate       0%   Fee Simple Estate       0%
  Financing                          Cash To Seller        0%   Cash To Seller          0%   Cash To Seller          0%
  Conditions of Sale                 Arm's Length          0%   Arm's Length            0%   Arm's Length            0%
  Date of Sale (Time)                10-2001               0%   06-2001                 0%   06-2002                 0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)       $17,808                    $26,844                         $55,435
  Location                           Comparable            0%   Inferior               35%   Superior               -5%
  Number of Units                    73                   -5%   244                     0%   184                    -5%
  Quality / Appeal                   Inferior             40%   Inferior               25%   Comparable              0%
  Age / Condition                    1962 / Fair          30%   1972 / Average          0%   1998 / Average        -10%
  Occupancy at Sale                  90%                   0%   90%                     0%   94%                     0%
  Amenities                          Inferior             40%   Comparable              0%   Comparable              0%
  Average Unit Size (SF)             916                   0%   932                     0%   1,087                   0%

PHYSICAL ADJUSTMENT                                       105%                         60%                         -20%

FINAL ADJUSTED VALUE ($/UNIT)                  $36,507                    $42,951                      $44,348

                                    SUMMARY

VALUE RANGE (PER UNIT)        $36,507     TO    $47,049
MEAN (PER UNIT)               $43,574
MEDIAN (PER UNIT)             $44,348
VALUE CONCLUSION (PER UNIT)   $44,000

VALUE INDICATED BY SALES COMPARISON APPROACH       $15,400,000
ROUNDED                                            $15,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                             NOI PER UNIT COMPARISON

                    SALE PRICE             NOI/      SUBJECT NOI
COMPARABLE  NO. OF  -----------         --------------------------  ADJUSTMENT  INDICATED
    NO.      UNITS  PRICE/UNIT    OAR    NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
------------------------------------------------------------------------------------------
   I-1        366   $28,700,000  9.48%  $2,721,100    $1,461,724       0.562     $44,049
                    $    78,415         $    7,435    $    4,176
   I-2        352   $17,420,000  8.89%  $1,548,872    $1,461,724       0.949     $46,971
                    $    49,489         $    4,400    $    4,176
   I-3         73   $ 1,300,000  9.80%  $  127,350    $1,461,724       2.394     $42,633
                    $    17,808         $    1,745    $    4,176
   I-4        244   $ 6,550,000  8.77%  $  574,350    $1,461,724       1.774     $47,628
                    $    26,844         $    2,354    $    4,176
   I-5        184   $10,200,000  9.75%  $  994,400    $1,461,724       0.773     $42,839
                    $    55,435         $    5,404    $    4,176

                                   PRICE/UNIT

  Low      High   Average  Median
$42,463  $47,628  $44,824  $44,049

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit               $    45,000
                                       -----------
Number of Units                                350

                                       -----------
Value Based on NOI Analysis            $15,750,000
                             Rounded   $15,800,000

The adjusted sales indicate a range of value between $42,633 and $47,628 per unit, with an average of $44,824 per unit. Based on the subject's competitive position within the improved sales, a value of $45,000 per unit is estimated. This indicates an "as is" market value of $15,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  -----------   EFFECTIVE    OPERATING              SUBJECT
    NO.      UNITS  PRICE/UNIT   GROSS INCOME   EXPENSE     OER    PROJECTED OER  EGIM
--------------------------------------------------------------------------------------
   I-1        366   $28,700,000   $4,849,310   $2,128,210  43.89%                 5.92
                    $    78,415
   I-2        352   $17,420,000   $2,616,072   $1,067,200  40.79%                 6.66
                    $    49,489
   I-3         73   $ 1,300,000   $  280,000   $  152,650  54.52%                 4.64
                                                                       44.31%
                    $    17,808
   I-4        244   $ 6,550,000   $1,245,784   $  671,434  53.90%                 5.26
                    $    26,844
   I-5        184   $10,200,000   $1,825,263   $  830,863  45.52%                 5.59
                    $    55,435

                                      EGIM

Low   High  Average  Median
4.64  6.66    5.61    5.59

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                  5.50
                                        -----------
Subject EGI                             $ 2,782,078

                                        -----------
Value Based on EGIM Analysis            $15,301,429
                               Rounded  $15,300,000

                     Value Per Unit     $    43,714

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 44.31% before reserves. The comparable sales indicate a range of expense ratios from 40.79% to 54.52%, while their EGIMs range from 4.64 to 6.66. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $15,300,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $15,400,000.

Price Per Unit                                 $15,400,000
NOI Per Unit                                   $15,800,000
EGIM Analysis                                  $15,300,000

Sales Comparison Conclusion                    $15,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                  Average
                  Unit Area  ----------------
Unit Type         (Sq. Ft.)  Per Unit  Per SF % Occupied
--------------------------------------------------------
1Br/1Ba -1A10        770       $529    $0.69      97.2%
1Br/1.5Ba -1B15      750       $523    $0.70      94.7%
2Br/1.5Ba - 2A15    1110       $599    $0.54      93.8%
2Br/2Ba - 2A20      1270       $653    $0.51      91.7%
2Br/2Ba -2B20       1325       $682    $0.51     100.0%
3Br/2Ba - 3A20      1325       $719    $0.54     100.0%
3Br/2.5Ba -3A25     1450       $749    $0.52      96.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                  RENT ANALYSIS

                                                                                       COMPARABLE RENTS
                                                               ------------------------------------------------------------
                                                                      R-1             R-2       R-3       R-4        R-5
                                                               ------------------------------------------------------------
                                                                                   Spinnaker  Burning   Lincoya    Park at
                                                                   Creekstone        Cove       Tree      Bay     Hermitage
                                                               ------------------------------------------------------------
                                            SUBJECT  SUBJECT                          COMPARISON TO SUBJECT
                           SUBJECT UNIT     ACTUAL   ASKING    ------------------------------------------------------------
      DESCRIPTION              TYPE          RENT     RENT     Slightly Inferior   Similar    Inferior  Inferior   Similar
---------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba -1A10     $  529   $  518
Unit Area (SF)                                 770      770
Monthly Rent Per Sq. Ft.                    $ 0.69   $ 0.67

Monthly Rent              1Br/1.5Ba -1B15   $  523   $  524                         $  767    $   515
Unit Area (SF)                                 750      750                            832        750
Monthly Rent Per Sq. Ft.                    $ 0.70   $ 0.70                         $ 0.92    $  0.69

Monthly Rent              2Br/1.5Ba -       $  599   $  591          $ 600                    $   613   $   543    $   619
Unit Area (SF)            2A15               1,110    1,110            600                      1,000       775        684
Monthly Rent Per Sq. Ft.                    $ 0.54   $ 0.53          $1.00                    $  0.61   $  0.70    $  0.90

Monthly Rent              2Br/2Ba - 2A20    $  653   $  621                                             $   626
Unit Area (SF)                               1,270    1,270                                               1,080
Monthly Rent Per Sq. Ft.                    $ 0.51   $ 0.49                                             $  0.58

Monthly Rent              2Br/2Ba -2B20     $  682   $  667                         $  789
Unit Area (SF)                               1,325    1,325                          1,101
Monthly Rent Per Sq. Ft.                    $ 0.51   $ 0.50                         $ 0.72

Monthly Rent              3Br/2Ba - 3A20    $  719   $  716
Unit Area (SF)                               1,325    1,325
Monthly Rent Per Sq. Ft.                    $ 0.54   $ 0.54

Monthly Rent              3Br/2.5Ba -3A25   $  749   $  743          $ 989          $  909    $   739   $   775    $   743
Unit Area (SF)                               1,450    1,450            989           1,289      1,258     1,421      1,093
Monthly Rent Per Sq. Ft.                    $ 0.52   $ 0.51          $1.00          $ 0.71    $  0.59   $  0.55    $  0.68

         DESCRIPTION                MIN       MAX      MEDIAN   AVERAGE
-----------------------------------------------------------------------
Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                      $   515   $   767   $   641   $   641
Unit Area (SF)                        750       832       791       791
Monthly Rent Per Sq. Ft.          $  0.69   $  0.92   $  0.80   $  0.80

Monthly Rent                      $   543   $   619   $   607   $   594
Unit Area (SF)                        600     1,000       730       765
Monthly Rent Per Sq. Ft.          $  0.61   $  1.00   $  0.80   $  0.80

Monthly Rent                      $   626   $   626   $   626   $   626
Unit Area (SF)                      1,080     1,080     1,080     1,080
Monthly Rent Per Sq. Ft.          $  0.58   $  0.58   $  0.58   $  0.58

Monthly Rent                      $   789   $   789   $   789   $   789
Unit Area (SF)                      1,101     1,101     1,101     1,101
Monthly Rent Per Sq. Ft.          $  0.72   $  0.72   $  0.72   $  0.72

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                      $   739   $   989   $   775   $   831
Unit Area (SF)                        989     1,421     1,258     1,210
Monthly Rent Per Sq. Ft.          $  0.55   $  1.00   $  0.68   $  0.70

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                  Market Rent
                                    Unit Area  ----------------  Monthly     Annual
Unit Type          Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
-------------------------------------------------------------------------------------
1Br/1Ba -1A10            72             770     $530      $0.69  $ 38,160  $  457,920
1Br/1.5Ba -1B15          38             750     $530      $0.71  $ 20,140  $  241,680
2Br/1.5Ba - 2A15         80           1,110     $600      $0.54  $ 48,000  $  576,000
2Br/2Ba - 2A20           48           1,270     $675      $0.53  $ 32,400  $  388,800
2Br/2Ba -2B20            64           1,325     $700      $0.53  $ 44,800  $  537,600
3Br/2Ba - 3A20           16           1,325     $720      $0.54  $ 11,520  $  138,240
3Br/2.5Ba -3A25          32           1,450     $750      $0.52  $ 24,000  $  288,000
                                                          ---------------------------
                                                          Total  $219,020  $2,628,240
                                                          ===========================

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002
                            ---------------------------------------------------------------------------
                                    ACTUAL                     ACTUAL                   ACTUAL
                            ---------------------------------------------------------------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
-------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,699,302   $    7,712   $2,781,179   $    7,946   $2,631,742   $    7,519

  Vacancy                   $  161,318   $      461   $  227,936   $      651   $  166,210   $      475
  Credit Loss/Concessions   $   50,350   $      144   $   99,752   $      285   $   23,073   $       66
                            ---------------------------------------------------------------------------
    Subtotal                $  211,668   $      605   $  327,688   $      936   $  189,283   $      541

  Laundry Income            $    3,984   $       11   $   13,964   $       40   $    9,523   $       27
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue       $  289,333   $      827   $  190,933   $      546   $  225,614   $      645
                            ---------------------------------------------------------------------------
    Subtotal Other Income   $  293,317   $      838   $  204,897   $      585   $  235,137   $      672

                            ---------------------------------------------------------------------------
Effective Gross Income      $2,780,951   $    7,946   $2,658,388   $    7,595   $2,677,596   $    7,650

Operating Expenses
  Taxes                     $  149,160   $      426   $  171,432   $      490   $  192,266   $      549
  Insurance                 $   38,187   $      109   $   46,973   $      134   $   60,879   $      174
  Utilities                 $  265,606   $      759   $  211,443   $      604   $  202,997   $      580
  Repair & Maintenance      $  146,555   $      419   $  135,197   $      386   $  111,903   $      320
  Cleaning                  $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping               $   86,482   $      247   $   78,937   $      226   $   67,603   $      193
  Security                  $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing       $   32,718   $       93   $   33,275   $       95   $   21,577   $       62
  General Administrative    $  282,313   $      807   $  345,246   $      986   $  304,185   $      869
  Management                $  135,900   $      388   $  142,217   $      406   $  134,402   $      384
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0

                            ---------------------------------------------------------------------------
Total Operating Expenses    $1,136,921   $    3,248   $1,164,720   $    3,328   $1,095,812   $    3,131

  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0

                            ---------------------------------------------------------------------------
Net Income                  $1,644,030   $    4,697   $1,493,668   $    4,268   $1,581,784   $    4,519
                            ---------------------------------------------------------------------------

                               FISCAL YEAR 2003           ANNUALIZED 2003
                            -------------------------------------------------
                               MANAGEMENT BUDGET             PROJECTION                    AAA PROJECTION
                            ------------------------------------------------------------------------------------
       DESCRIPTION            TOTAL       PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT      %
----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,553,258   $    7,295   $2,553,780   $    7,297   $2,628,240   $    7,509   100.0%

  Vacancy                   $  116,940   $      334   $  153,816   $      439   $  105,130   $      300     4.0%
  Credit Loss/Concessions   $    7,400   $       21   $   92,268   $      264   $   26,282   $       75     1.0%
                            -----------------------------------------------------------------------------------
    Subtotal                $  124,340   $      355   $  246,084   $      703   $  131,412   $      375     5.0%

  Laundry Income            $    9,500   $       27   $   22,608   $       65   $   14,000   $       40     0.5%
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue       $  243,292   $      695   $  268,212   $      766   $  271,250   $      775    10.3%
                            -----------------------------------------------------------------------------------
    Subtotal Other Income   $  252,792   $      722   $  290,820   $      831   $  285,250   $      815    10.9%

                            -----------------------------------------------------------------------------------
Effective Gross Income      $2,681,710   $    7,662   $2,598,516   $    7,424   $2,782,078   $    7,949   100.0%

Operating Expenses
  Taxes                     $  198,034   $      566   $  198,032   $      566   $  210,000   $      600     7.5%
  Insurance                 $   69,513   $      199   $   89,860   $      257   $   78,750   $      225     2.8%
  Utilities                 $  279,255   $      798   $  294,636   $      842   $  245,000   $      700     8.8%
  Repair & Maintenance      $  119,362   $      341   $  111,208   $      318   $  113,750   $      325     4.1%
  Cleaning                  $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Landscaping               $   67,442   $      193   $   69,184   $      198   $   70,000   $      200     2.5%
  Security                  $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Marketing & Leasing       $   26,204   $       75   $   19,924   $       57   $   26,250   $       75     0.9%
  General Administrative    $  290,832   $      831   $  369,136   $    1,055   $  350,000   $    1,000    12.6%
  Management                $  132,341   $      378   $  127,364   $      364   $  139,104   $      397     5.0%
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0     0.0%

                            -----------------------------------------------------------------------------------
Total Operating Expenses    $1,182,983   $    3,380   $1,279,344   $    3,655   $1,232,854   $    3,522    44.3%

  Reserves                  $        0   $        0   $        0   $        0   $   87,500   $      250     7.1%

                            -----------------------------------------------------------------------------------
Net Income                  $1,498,727   $    4,282   $1,319,172   $    3,769   $1,461,724   $    4,176    52.5%
                            -----------------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                        CAPITALIZATION RATES
                            --------------------------------------------
                                GOING-IN                   TERMINAL
                            --------------------------------------------
                             LOW         HIGH          LOW        HIGH
                            --------------------------------------------
RANGE                       6.00%       10.00%        7.00%       10.00%
AVERAGE                           8.14%                     8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.            SALE DATE        OCCUP.         PRICE/UNIT            OAR
-------------------------------------------------------------------------------
   I-1                Apr-02           94%            $78,415             9.48%
   I-2                Jan-99           95%            $49,489             8.89%
   I-3                Oct-01           90%            $17,808             9.80%
   I-4                Jun-01           90%            $26,844             8.77%
   I-5                Jun-02           94%            $55,435             9.75%
                                                         High             9.80%
                                                          Low             8.77%
                                                      Average             9.34%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $15,100,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

approximately 37% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

DISCOUNTED CASH FLOW ANALYSIS

                              ARBOURS OF HERMITAGE

                 YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                       1             2             3             4             5             6
-------------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                            $2,628,240    $2,707,087    $2,788,300    $2,871,949    $2,958,107    $3,046,850

    Vacancy                              $  105,130    $  108,283    $  111,532    $  114,878    $  118,324    $  121,874
    Credit Loss                          $   26,282    $   27,071    $   27,883    $   28,719    $   29,581    $   30,469
    Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                         --------------------------------------------------------------------------------
      Subtotal                           $  131,412    $  135,354    $  139,415    $  143,597    $  147,905    $  152,343

    Laundry Income                       $   14,000    $   14,420    $   14,853    $   15,298    $   15,757    $   16,230
    Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
    Other Misc. Revenue                  $  271,250    $  279,388    $  287,769    $  296,402    $  305,294    $  314,453
                                         --------------------------------------------------------------------------------
        Subtotal Other Income            $  285,250    $  293,808    $  302,622    $  311,700    $  321,051    $  330,683

                                         --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $2,782,078    $2,865,540    $2,951,507    $3,040,052    $3,131,253    $3,225,191

OPERATING EXPENSES:
    Taxes                                $  210,000    $  216,300    $  222,789    $  229,473    $  236,357    $  243,448
    Insurance                            $   78,750    $   81,113    $   83,546    $   86,052    $   88,634    $   91,293
    Utilities                            $  245,000    $  252,350    $  259,921    $  267,718    $  275,750    $  284,022
    Repair & Maintenance                 $  113,750    $  117,163    $  120,677    $  124,298    $  128,027    $  131,867
    Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
    Landscaping                          $   70,000    $   72,100    $   74,263    $   76,491    $   78,786    $   81,149
    Security                             $        0    $        0    $        0    $        0    $        0    $        0
    Marketing & Leasing                  $   26,250    $   27,038    $   27,849    $   28,684    $   29,545    $   30,431
    General Administrative               $  350,000    $  360,500    $  371,315    $  382,454    $  393,928    $  405,746
    Management                           $  139,104    $  143,277    $  147,575    $  152,003    $  156,563    $  161,260
    Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                         --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,232,854    $1,269,840    $1,307,935    $1,347,173    $1,387,588    $1,429,216

    Reserves                             $   87,500    $   90,125    $   92,829    $   95,614    $   98,482    $  101,436

                                         --------------------------------------------------------------------------------
NET OPERATING INCOME                     $1,461,724    $1,505,576    $1,550,743    $1,597,265    $1,645,183    $1,694,539
=========================================================================================================================
    Operating Expense Ratio (% of EGI)         44.3%         44.3%         44.3%         44.3%         44.3%         44.3%
    Operating Expense Per Unit           $    3,522    $    3,628    $    3,737    $    3,849    $    3,965    $    4,083

                 YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                       7             8             9            10            11
-----------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                            $3,138,256    $3,232,404    $3,329,376    $3,429,257    $3,532,135

    Vacancy                              $  125,530    $  129,296    $  133,175    $  137,170    $  141,285
    Credit Loss                          $   31,383    $   32,324    $   33,294    $   34,293    $   35,321
    Concessions                          $        0    $        0    $        0    $        0    $        0
                                         ------------------------------------------------------------------
      Subtotal                           $  156,913    $  161,620    $  166,469    $  171,463    $  176,607

    Laundry Income                       $   16,717    $   17,218    $   17,735    $   18,267    $   18,815
    Garage Revenue                       $        0    $        0    $        0    $        0    $        0
    Other Misc. Revenue                  $  323,887    $  333,603    $  343,611    $  353,920    $  364,537
                                         ------------------------------------------------------------------
        Subtotal Other Income            $  340,603    $  350,822    $  361,346    $  372,187    $  383,352

                                         ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $3,321,947    $3,421,605    $3,524,253    $3,629,981    $3,738,880

OPERATING EXPENSES:
    Taxes                                $  250,751    $  258,274    $  266,022    $  274,002    $  282,222
    Insurance                            $   94,032    $   96,853    $   99,758    $  102,751    $  105,833
    Utilities                            $  292,543    $  301,319    $  310,359    $  319,669    $  329,260
    Repair & Maintenance                 $  135,823    $  139,898    $  144,095    $  148,418    $  152,870
    Cleaning                             $        0    $        0    $        0    $        0    $        0
    Landscaping                          $   83,584    $   86,091    $   88,674    $   91,334    $   94,074
    Security                             $        0    $        0    $        0    $        0    $        0
    Marketing & Leasing                  $   31,344    $   32,284    $   33,253    $   34,250    $   35,278
    General Administrative               $  417,918    $  430,456    $  443,370    $  456,671    $  470,371
    Management                           $  166,097    $  171,080    $  176,213    $  181,499    $  186,944
    Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                         ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,472,092    $1,516,255    $1,561,742    $1,608,595    $1,656,853

    Reserves                             $  104,480    $  107,614    $  110,842    $  114,168    $  117,593

                                         ------------------------------------------------------------------
NET OPERATING INCOME                     $1,745,375    $1,797,736    $1,851,668    $1,907,218    $1,964,435
===========================================================================================================
    Operating Expense Ratio (% of EGI)         44.3%         44.3%         44.3%         44.3%         44.3%
    Operating Expense Per Unit           $    4,206    $    4,332    $    4,462    $    4,596    $    4,734

                                                                Gross Residual Sale                   Deferred
                                                                  Price                  $18,273,814    Maintenance      $         0
Estimated Stabilized NOI $1,461,724  Sales Expense Rate  2.00%    Less: Sales Expense    $   365,476  Add: Excess Land   $         0
                                                                                         -----------
Months to Stabilized              1  Discount Rate      12.50%  Net Residual Sale Price  $17,908,337  Other Adjustments  $         0
                                                                                                                         -----------
Stabilized Occupancy           96.0% Terminal Cap Rate  10.75%  PV of Reversion          $ 5,514,803  Value Indicated
                                                                Add: NPV of NOI          $ 9,556,503    By "DCF"         $15,071,306
                                                                                         -----------
                                                                PV Total                 $15,071,306            Rounded  $15,100,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                    DISCOUNT RATE
                           ----------------------------------------------------------------
    TOTAL VALUE               12.00%       12.25%       12.50%       12.75%        13.00%
-------------------------------------------------------------------------------------------
TERMINAL   10.25%          $15,825,653  $15,580,384  $15,340,321  $15,105,335   $14,875,301
CAP RATE   10.50%          $15,681,671  $15,439,576  $15,202,611  $14,970,648   $14,743,565
           10.75%          $15,544,385  $15,305,318  $15,071,306  $14,842,226   $14,617,956
           11.00%          $15,413,339  $15,177,162  $14,945,970  $14,719,641   $14,498,056
           11.25%          $15,288,118  $15,054,701  $14,826,204  $14,602,504   $14,383,485

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                              ARBOURS OF HERMITAGE

                                                      TOTAL       PER Sq. Ft.     PER UNIT   % OF EGI
-----------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                      $ 2,628,240   $      6.81      $  7,509

    Less: Vacancy & Collection Loss       5.00%    $   131,412   $      0.34      $    375

    Plus: Other Income
      Laundry Income                               $    14,000   $      0.04      $     40     0.50%
      Garage Revenue                               $         0   $      0.00      $      0     0.00%
      Other Misc. Revenue                          $   271,250   $      0.70      $    775     9.75%
                                                   ------------------------------------------------
          Subtotal Other Income                    $   285,250   $      0.74      $    815    10.25%

EFFECTIVE GROSS INCOME                             $ 2,782,078   $      7.21      $  7,949

OPERATING EXPENSES:
    Taxes                                          $   210,000   $      0.54      $    600     7.55%
    Insurance                                      $    78,750   $      0.20      $    225     2.83%
    Utilities                                      $   245,000   $      0.63      $    700     8.81%
    Repair & Maintenance                           $   113,750   $      0.29      $    325     4.09%
    Cleaning                                       $         0   $      0.00      $      0     0.00%
    Landscaping                                    $    70,000   $      0.18      $    200     2.52%
    Security                                       $         0   $      0.00      $      0     0.00%
    Marketing & Leasing                            $    26,250   $      0.07      $     75     0.94%
    General Administrative                         $   350,000   $      0.91      $  1,000    12.58%
    Management                            5.00%    $   139,104   $      0.36      $    397     5.00%
    Miscellaneous                                  $         0   $      0.00      $      0     0.00%

TOTAL OPERATING EXPENSES                           $ 1,232,854   $      3.19      $  3,522    44.31%

    Reserves                                       $    87,500   $      0.23      $    250     3.15%
                                                   ------------------------------------------------
NET OPERATING INCOME                               $ 1,461,724   $      3.79      $  4,176    52.54%
===================================================================================================

    "GOING IN" CAPITALIZATION RATE                        9.75%

    VALUE INDICATION                               $14,992,042   $     38.83      $ 42,834

    "AS IS" VALUE INDICATION

       (DIRECT CAPITALIZATION APPROACH)            $14,992,042

                                ROUNDED            $15,000,000   $     38.85      $ 42,857
===================================================================================================

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
  9.00%        $16,241,379       $16,200,000       $46,286        $41.96
  9.25%        $15,802,423       $15,800,000       $45,143        $40.92
  9.50%        $15,386,569       $15,400,000       $44,000        $39.89
  9.75%        $14,992,042       $15,000,000       $42,857        $38.85
 10.00%        $14,617,241       $14,600,000       $41,714        $37.81
 10.25%        $14,260,723       $14,300,000       $40,857        $37.04
 10.50%        $13,921,182       $13,900,000       $39,714        $36.00

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $15,000,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis    $15,100,000
Direct Capitalization Method     $15,000,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $15,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                    Not Utilized
Sales Comparison Approach        $15,400,000
Income Approach                  $15,000,000
Reconciled Value                 $15,000,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 5, 2003 the market value of the fee simple estate in the property is:

                                   $15,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                               SUBJECT PHOTOGRAPHS

[UNIT TYPE FACADE PICTURE]                                [UNIT TYPE PICTURE]

    [BEDROOM PICTURE]                                      [BEDROOM PICTURE]

[LIVING ROOM AREA PICTURE]                            [LIVING ROOM AREA PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                               SUBJECT PHOTOGRAPHS

         [POOL PICTURE]                              [LAUNDRY ROOM PICTURE]

  [SITE IMPROVEMENTS PICTURE]                        [MAIN ENTRANCE PICTURE]

[OLD HICKORY BLVD-SOUTH PICTURE]                [OLD HICKORY BLVD-NORTH PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

COMPARABLE I-1               COMPARABLE I-2                    COMPARABLE I-3
  ALTA LAKE                    COLONNADE                     HERMITAGE GARDENS
3960 Bell Road             4100 Central Pike               4701 Old Hickory Blvd
Hermitage, TN                Nashville, TN                     Nashville, TN

  [PICTURE]                     [PICTURE]                        [PICTURE]

     COMPARABLE I-4                COMPARABLE I-5
BERKLEY RIDGE (SUMMITTREE)   WATERFORD LANDING HERMITAGE
   308 Plus Park Blvd           5901 Old Hickory Blvd
      Nashville, TN                 Hermitae, TN

        [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
    DESCRIPTION                                      SUBJECT                                             R - 1
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Arbours of Hermitage                             Creekstone
  Management Company              AIMCO                                            Michelson Organization
LOCATION:
  Address                         6001 Old Hickory Road                            266 Stewarts Ferry Pike
  City, State                     Hermitage, Tennessee                             Nashville, TN
  County                          Davidson                                         Davidosn
  Proximity to Subject                                                             Approx. 3.5 miles west of
                                                                                   subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          386,100                                          257,856
  Year Built                      1972                                             1986
  Effective Age                   20                                               8
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open, Covered
  Number of Units                 350                                              316
  Unit Mix:                                Type        Unit   Qty.  Mo. Rent          Type              Unit    Qty.     Mo.
                                  1  1Br/1Ba-1A10        770   72     $529         3 1Br/1Ba            600     140      $600
                                  2  1Br/1.5Ba -1B15     750   38     $523         7 2 Br/2Ba           989     176      $989
                                  3  2Br/1.5Ba - 2A15  1,110   80     $599
                                  4  2Br/2Ba - 2A20    1,270   48     $653
                                  5  2Br/2Ba-2B20      1,325   64     $682
                                  6  3Br/2Ba - 3A20    1,325   16     $719
                                  7  3Br/2.5Ba -3A25   1,450   32     $749

  Average Unit Size (SF)          1,103                                            817
  Unit Breakdown:                  Efficiency   0%     2-Bedroom  54%               Efficiency    0%    2-Bedroom  56%
                                   1-Bedroom   31%     3-Bedroom  15%               1-Bedroom    44%    3-Bedroom   0%
CONDITION:                        Good                                             Average
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                      Attach. Garage           Vaulted Ceiling         Attach. Garage           Vaulted Ceiling
                                   X  Balcony           X      W/D Connection          Balcony           X      W/D Connection
                                   X  Fireplace                Other                X  Fireplace                Other
                                   X  Cable TV Ready                                X  Cable TV Ready
  Project Amenities                X  Swimming Pool                                 X  Swimming Pool
                                      Spa/Jacuzzi              Car Wash             X  Spa/Jacuzzi              Car Wash
                                      Basketball Court         BBQ Equipment           Basketball Court         BBQ Equipment
                                      Volleyball Court         Theater Room            Volleyball Court         Theater Room
                                      Sand Volley Ball  X      Meeting Hall            Sand Volley Ball  X      Meeting Hall
                                   X  Tennis Court             Secured Parking         Tennis Court      X      Secured Parking
                                      Racquet Ball      X      Laundry Room            Racquet Ball      X      Laundry Room
                                      Jogging Track     X      Business Office         Jogging Track     X      Business Office
                                   X  Gym Room          X      Boat Storage         X  Gym Room                 Boat Storage

OCCUPANCY:                        96%                                              93%
LEASING DATA:

  Available Leasing Terms         6 to 12 months                                   6 to 12 months
  Concessions                     1 to 2 months off on selected units              Up to $100 off per month if in by Apr 2003
  Pet Deposit                     $300/$20Mnth                                     $200
  Utilities Paid by Tenant:        X  Electric                 Natural Gas          X  Electric                 Natural Gas
                                   X  Water                    Trash                X  Water                    Trash
  Confirmation                    Ruth Ann Frewin/Property Manager                 DeDe Stampley/Property Manager
  Telephone Number                615,889,6001                                     615,889,6191
NOTES:                                                                             None

  COMPARISON TO SUBJECT:                                                           Slightly Inferior

                                                  COMPARABLE                                         COMPARABLE
    DESCRIPTION                                      R - 2                                              R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Spinnaker Cove                                   Burning Tree
  Management Company              Equity Residential                               Alco
LOCATION:
  Address                         100 Arbor Lake Blvd                              345 Burning Tree
  City, State                     Hermitage, TN                                    Hermitage, TN
  County                          Davidson                                         Davidson
  Proximity to Subject            Approx. 0.2 miles northwest of subject           Approx. 0.8 miles north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          266,889                                          265,440
  Year Built                      1986                                             1978
  Effective Age                   17                                               15
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 278                                              280
  Unit Mix:                            Type            Unit   Qty.     Mo.             Type            Unit    Qty.       Mo.
                                  2  1Br/1Ba             832  176     $767         2 1Br/1Ba            750    110       $515
                                  5  2Br/2Ba           1,101   58     $789         3 2Br/2Ba          1,000    120       $613
                                  7  3Br/2Ba           1,289   44     $909         7 3Br/2Ba          1,258     50       $739

  Average Unit Size (SF)          960                                              948
  Unit Breakdown:                  Efficiency   0%     2-Bedroom  21%               Efficiency   0%   2-Bedroom  42%
                                   1-Bedroom   63%     3-Bedroom  16%               1-Bedroom   39%   3-Bedroom  19%
CONDITION:                        Average                                          Fair
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                      Attach. Garage           Vaulted Ceiling         Attach. Garage           Vaulted Ceiling
                                      Balcony           X      W/D Connection          Balcony           X      W/D Connection
                                   X  Fireplace         X      Other                   Fireplace         X      Other
                                   X  Cable TV Ready      Boat Storage              X  Cable TV Ready          Playground
  Project Amenities                X  Swimming Pool                                 X  Swimming Pool
                                   X  Spa/Jacuzzi              Car Wash                Spa/Jacuzzi              Car Wash
                                      Basketball Court  X      BBQ Equipment           Basketball Court         BBQ Equipment
                                      Volleyball Court         Theater Room            Volleyball Court         Theater Room
                                      Sand Volley Ball  X      Meeting Hall            Sand Volley Ball         Meeting Hall
                                   X  Tennis Court             Secured Parking         Tennis Court             Secured Parking
                                      Racquet Ball      X      Laundry Room            Racquet Ball      X      Laundry Room
                                      Jogging Track            Business Office      X  Jogging Track     X      Business Office
                                   X  Gym Room                   Boat Storage       X  Gym Room                 Boat Storage

OCCUPANCY:                        94%                                              95%
LEASING DATA:

  Available Leasing Terms         6 to 12 month                                    6 to 12 months
  Concessions                     Up to $150 off per month on selected units       1 month free on 2Br
  Pet Deposit                     $300                                             $300
  Utilities Paid by Tenant:        X  Electric                 Natural Gas          X  Electric                 Natural Gas
                                   X  Water                    Trash                X  Water                    Trash
  Confirmation                    Elaine Yates/Property Manager                    Dixie Knight/Property Manager
  Telephone Number                615,889,7117                                     615,883,5884
NOTES:                            None                                             None

  COMPARISON TO SUBJECT:          Similar                                          Inferior

                                                   COMPARABLE                                        COMPARABLE
    DESCRIPTION                                      R - 4                                              R - 5
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Lincoya Bay                                      Park at Hermitage
  Management Company              Tri-City Rentals                                 Mid-America
LOCATION:
  Address                         3000 Lincoya Bay Drive                           5900 Old Hickory Blvd
  City, State                     Nashville, TN                                    Hermitage, TN
  County                          Davidson                                         Davidson
  Proximity to Subject            Approx. 2.9 miles southwest of subject           Approx. 0.2 miles north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          197,820                                          392,480
  Year Built                      1974                                             1986
  Effective Age                   17                                               17
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open, Carport/Garage                             Open
  Number of Units                 180                                              440
  Unit Mix:                           Type              Unit   Qty.     Mo.            Type              Unit   Qty.    Mo.
                                  3 1Br/1Ba               775   38     $543        3 1Br/1Ba              684   216     $619
                                  4 2Br/2Ba             1,080   98     $626        7 2Br/2Ba            1,093   224     $743
                                  7 3Br/2.5Ba           1,421   44     $775

  Average Unit Size (SF)          1,099                                            892
  Unit Breakdown:                  Efficiency    0%    2-Bedroom  54%               Efficiency    0%    2-Bedroom  51%
                                   1-Bedroom    21%    3-Bedroom  25%               1-Bedroom    49%    3-Bedroom   0%
CONDITION:                        Average                                          Average
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                     Attach. Garage          Vaulted Ceiling          Attach. Garage            Vaulted Ceiling
                                     Balcony            X    W/D Connection           Balcony            X      W/D Connection
                                   X Fireplace          X    Other                    Fireplace          X      Other
                                   X Cable TV Ready            Storage              X Cable TV Ready   Storage & Playground
  Project Amenities                X Swimming Pool                                  X Swimming Pool
                                     Spa/Jacuzzi             Car Wash                 Spa/Jacuzzi               Car Wash
                                     Basketball Court        BBQ Equipment            Basketball Court          BBQ Equipment
                                     Volleyball Court        Theater Room             Volleyball Court          Theater Room
                                     Sand Volley Ball   X    Meeting Hall             Sand Volley Ball   X      Meeting Hall
                                     Tennis Court            Secured Parking          Tennis Court              Secured Parking
                                     Racquet Ball       X    Laundry Room             Racquet Ball       X      Laundry Room
                                     Jogging Track           Business Office          Jogging Track             Business Office
                                     Gym Room                Boat Storage           X Gym Room                  Boat Storage

OCCUPANCY:                        94%                                              94%
LEASING DATA:

  Available Leasing Terms         6 to 12 month                                    6 to 12 months
  Concessions                     $100 off first month                             $100 off first month

  Pet Deposit                     $250 to $300/$20 mnth                            $250 to $300/$45 mnth
  Utilities Paid by Tenant:        X  Electric               Natural Gas            X  Electric                 Natural Gas
                                   X  Water                  Trash                  X  Water                    Trash
  Confirmation                    Freddie Adams/Property Manager                   Kim Banks/Property Manager
  Telephone Number                615,889,7922                                     615,883,0209
NOTES:                            None                                             None

  COMPARISON TO SUBJECT:          Inferior                                         Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1                COMPARABLE R-2                COMPARABLE R-3
       CREEKSTONE                  SPINNAKER COVE                 BURNING TREE
266 Stewarts Ferry Pike         100 Arbor Lake Blvd             345 Burning Tree
      Nashville, TN                Hermitage, TN                  Hermitage, TN

       [PICTURE]                     [PICTURE]                     [PICTURE]

     COMPARABLE R-4                COMPARABLE R-5
      LINCOYA BAY                 PARK AT HERMITAGE
3000 Lincoya Bay Drive          5900 Old Hickory Blvd
     Nashville, TN                  Hermitage, TN

       [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Daniel Salcedo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                   -s- Frank Fehribach
                                                   --------------------
                                                   Frank Fehribach, MAI
                                           Managing Principal, Real Estate Group
                                            Tennessee Temporary Practice Permit
                                                         #00053573

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation                 Mr. Fehribach has experience in valuations for resort
                           hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

 Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                  University of Texas - Arlington
                            Master of Science - Real Estate
                           University of Dallas
                            Master of Business Administration - Industrial
                           Management
                            Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser, #30828

                           State of Arkansas, State Certified General Appraiser, #CG1387N

                           State of Colorado, Certified General Appraiser, #CG40000445

                           State of Georgia, Certified General Real Property Appraiser, #218487

                           State of Michigan, Certified General Appraiser, #1201008081

                           State of Texas, Real Estate Salesman License, #407158 (Inactive)

                           State of Texas, State Certified General Real Estate Appraiser, #TX-1323954-G

PROFESSIONAL               Appraisal Institute, MAI Designated Member


 AFFILIATIONS              Candidate Member of the CCIM Institute pursuing
                           Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS               "An Analysis of the Determinants of Industrial
                           Property

                           -authored with Dr. Ronald C. Rutherford and Dr. Mark Eakin, The Journal of Real Estate Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
ARBOURS OF HERMITAGE, HERMITAGE, TENNESSEE

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.